Exhibit 10

BancorpSouth, Inc.
Salary Continuation Agreement

This Agreement, which is an amendment and restatement of the Salary Continuation Agreement (the “Agreement”) by and between BancorpSouth, Inc. (the “Company”), and Gordon R. Lewis (the “Executive”), is entered into this 30th day of April, 2012.

WITNESSETH:

Whereas, the Agreement was originally entered into effective August 17, 1990, between the Executive and a predecessor of the Company, Fredonia State Bank;

Whereas, the Company and the Executive amended the Agreement on December 30, 2008 in order to incorporate the requirements of section 409A of the Internal Revenue Code, and Treasury Regulations promulgated thereunder, which include restrictions on payment elections and distribution rights that were previously available under the Agreement;

Whereas, the Company and the Executive desire to amend and restate the Agreement solely to clarify the effect of those limitations under section 409A on the rights of the Executive but do not intend to provide or deny rights or benefits other than those that were previously awarded to Executive under the Agreement; and

Whereas, it is the intent of the parties hereto that this arrangement be considered an unfunded deferred compensation arrangement maintained primarily to provide nonqualified deferred compensation benefits for the Executive, as a member of a select group of management or highly compensated employees of the Company for purposes of ERISA.

Now, Therefore, in consideration of the premises contained herein and the Executive’s continued service with the Company, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to this amendment and restatement of the Agreement:

Article I
DEFINITIONS

For purposes of this Agreement, the following terms, when capitalized, shall have the meaning set forth below unless a different meaning plainly is required by the context.

1.1           Beneficiary shall mean the person(s) designated by the Executive, in writing in such form as may be prescribed by the Committee and last received by the Committee prior to the Executive’s death, to receive any benefit that may be payable under this Agreement upon the Executive’s death. If no such designation is made or if the designated Beneficiary predeceases the Executive, benefits due under this Agreement at the Executive’s death shall be paid to the Executive’s surviving spouse, if any, and if none to the deceased Executive’s estate.

1.2           Code shall mean the Internal Revenue Code of 1986, as amended.

1.3           Committee shall mean the committee that has been designated by the board of directors of the Company to administer the Agreement. In the absence of a specific designation by the board, the chief executive officer of the Company shall be the Committee.

1.4           Disability means the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, including sickness or injury, that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

1.5           ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.6           Separation From Service means any event where the Executive “separates from service” as described in Treasury Regulation § 1.409A-1(h).

Article II
SALARY CONTINUATION

2.1           Retirement. If the Executive is still in the employ of the Company on July 22, 2014 (the date Executive attains age 65), or becomes Disabled during his employment with the Company, the Company shall pay the Executive $4,000 per month for a period of 180 months. Except as limited in Section 2.4, such payments shall commence within 30 days after his Separation From Service. Such retirement payments are subject to suspension as described in Section 3.3.

2.2           Disability Benefits. If the Executive becomes subject to a Disability prior to retirement, then, commencing 90 days after the Executive becomes subject to such Disability, the Company shall pay the Executive $4,000 per month until the month in which the Executive attains age 65.

2.3           Death Benefit.

(a)           In the event of the Executive’s death after termination of employment with the Company, but prior to the completion of payments described in Section 2.1, the Company shall make the remaining installment payments described therein to the Executive’s Beneficiary.

(b)           In the event of the Executive’s death while actively employed by the Company or while subject to a Disability, the Company shall pay the Beneficiary $4,000 per month for 180 months, commencing within 30 days after the Executive’s death.

2.4           Deferred Compensation Restrictions. To the extent it is determined that any payments under this Agreement constitute “deferred compensation” under section 409A of the Code (upon consideration of the application of Section 6.3), and that Executive is a “specified employee,” as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under section 409A of the Code, the timing of such payments shall be delayed as follows: on the earlier of six months and one day after Executive’s Separation From Service or the date of Executive’s death, the Company shall (A) pay to Executive a lump sum amount equal to the sum of the payments that Executive would otherwise have received through the delayed payment date, and (B) commence any remaining payments in accordance with the terms of this Agreement.

Article III
POST-RETIREMENT COVENANTS

3.1           Transition and Consulting Services. Following Separation From Service, and as a condition to receiving payments described in Section 2.1, Executive shall be available to the Company from time to time and shall render to the Company such reasonable business consulting and advisory services as the Company’s board of directors may reasonably request, provided Executive does not have a physical or mental condition that renders him unable to provide such services.

(a)           Executive will provide such services as an independent contractor to the Company. The level of services shall not exceed 15 hours in a month, shall be consistent with the Executive’s Separation From Service and will not require Executive to be active in the day to day activities of the Company.

(b)           Executive shall be reasonably compensated for such services, as mutually agreed by the parties, and shall be fully reimbursed for all reasonable expenses.

3.2           Non-Competition. In consideration of the payments to be made by the Company pursuant hereto, the Executive hereby agrees that, during his employment by the Company and for the period during which the Executive is receiving payments pursuant to Section 2.1 or 2.2, as applicable, he will not (except on behalf of or with the prior written consent of the Company) act in any similar employment capacity for any business enterprise which competes to a substantial degree with the Company or engage in any activity involving substantial competition with the Company.

3.3           Suspension of Payments. In the event of any breach by the Executive of the agreements and covenants contained herein, the Company shall direct that any unpaid balance of any payments to the Executive under this Agreement be suspended, and shall thereupon notify the Executive of such suspension, in writing. Thereupon, if the Company shall determine that said breach by the Executive has continued for a period of one month following notification of such suspension, all rights of the Executive and Beneficiaries under this Agreement, including rights to further payments hereunder, shall thereupon terminate.

Article IV
FUNDING AND SOURCE OF PAYMENTS

4.1           Unfunded Arrangement.  This Agreement is maintained primarily to provide deferred compensation for the Executive as a member of a select group of management or highly compensated employees (within the meaning of sections 201(2), 301(a)(3), and 401(a)(1) of ERISA) and intended to be exempt from Parts 2, 3, and 4 of Title I of ERISA. The Executive and the Executive’s Beneficiary(ies) are general unsecured creditors of the Company for the payment of benefits under the Agreement. The benefits under the Agreement represent the mere promise by the Company to pay such benefits. Until and except to the extent that benefits under this Agreement are distributed to the Executive pursuant to the terms of this Agreement, title and ownership of any assets, whether cash or investments, which the Company may set aside or earmark to meet its obligations hereunder, shall at all times remain in the Company and the Executive shall not acquire, under any circumstances, any interest in any specific assets of the Company.

Article V
CLAIMS PROCEDURE

5.1           Claims for Benefits. Claims for benefits under the Agreement shall be made in writing to the Committee. If such claim for benefits is wholly or partially denied, the Committee shall, within a reasonable period of time, but no later than 90 days after receipt of the claim, notify the claimant of the denial of the claim. Such notice of denial (i) shall be in writing, (ii) shall be written in a manner calculated to be understood by the claimant, and (iii) shall contain (a) the specific reason or reasons for denial of the claim, (b) a specific reference to the pertinent provisions of the Agreement upon which the denial is based, (c) a description of any additional material or information necessary for the claimant to perfect the claim, along with an explanation why such material or information is necessary, and (d) an explanation of the Agreement’s claim review procedure.

5.2           Request for Review of Denial of Claim. Within 120 days of the receipt by the claimant of the written notice of denial of the claim, or such later time as shall be deemed reasonable taking into account the nature of the benefit subject to the claim and any other attendant circumstances, or if the claim has not been granted within a reasonable period of time, the claimant may file a written request with the Committee that it conduct a full and fair review of the denial of the claimant’s claim for benefits, including the conduction of a hearing, if deemed necessary by the reviewing party. In connection with the claimant’s appeal of the denial of his benefit, the claimant may review pertinent documents and may submit issues and comments in writing.

5.3           Decision on Review of Denial of Claim. The Committee shall deliver to the claimant a written decision on the claim promptly, but not later than 60 days, after the receipt of the claimant’s request for review, except that if there are special circumstances (such as the need to hold a hearing) which require an extension of time for processing, the aforesaid 60 day period shall be extended to 120 days. Such decision shall (i) be written in a manner calculated to be understood by the claimant, (ii) include specific reasons for the decision, and (iii) contain specific references to the pertinent provisions of the Agreement upon which the decision is based.

Article VI
MISCELLANEOUS

6.1           Governing Law. This Agreement shall be subject to, and governed by, the laws of the State of Mississippi, except to the extent the Mississippi law is preempted by federal law.

6.2           Tax Withholding. The Company may withhold from any compensation payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

6.3           Section 409A. The provisions of this Agreement shall be construed in a manner that is consistent with the requirements of Section 409A of the Code in order to avoid any adverse tax consequences to the Executive. It is intended that each installment of the payments of the severance compensation described in this Agreement, together with all other payments and benefits provided to Executive by the Company, whether under this Agreement or otherwise, is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i) and satisfies, to the greatest extent possible, the exemptions from the application of section 409A of the Code provided under Treas. Reg. §§ 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).

6.4           Void Language. In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

6.5           Rules of Construction. Wherever in this Agreement, words, including pronouns, are used in the singular or plural, they shall be read and construed in the plural or singular, respectively, wherever they would so apply.

6.6           Agreement Binding. This Agreement shall be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns. The Company agrees it will not be a party to any merger, consolidation or reorganization unless and until its obligations hereunder shall be expressly assumed by its successor or successors. Neither Executive nor any Beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event Executive or any Beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Company’s liabilities shall forthwith cease and terminate.

6.7           Amendment. This Agreement may be amended by the Company at any time as required for compliance with the deferred compensation requirements of Section 409A of the Code, or any other provision of law. Any other amendment will be effective only with the mutual consent of the parties in a writing that is executed by the party that is bound by the terms of the amendment.

6.8           No Contract of Employment. Nothing contained in this Agreement shall be construed to provide an agreement or to confer on Executive any rights of continued employment by the Company in his present or any capacity. Executive acknowledges that his employment with the Company is at will and nothing herein shall diminish the rights of either party to terminate the employment relationship at any time.

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EXECUTION PAGE

In Witness Whereof, the Company has caused this instrument to be executed and the Executive has set his hand hereto on the day and year first above written.

BANCORPSOUTH, INC.

By:         ___________________________________

Title:      ___________________________________

EXECUTIVE:

__________________________________________

Gordon R. Lewis